Exhibit 5.1

HUNTON ANDREWS KURTH LLP FOUNTAIN PLACE 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202-2799 TEL 214 • 979 • 3000 FAX 214 • 880 • 0011

May 22, 2019

South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, TX 79407

Registration Statement on Form S-8
South Plains Financial, Inc. 2019 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to South Plains Financial, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 3,188,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), issuable pursuant to the South Plains Financial, Inc. 2019 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

For purposes of the opinion expressed below, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary, including (i) the Company’s Amended and Restated Certificate of Formation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) the resolutions of the Company’s Board of Directors approving the Plan and authorizing registration and the issuance of the Shares, (iv) a copy of the Plan, (v) the Registration Statement and (vi) a certificate issued by the Texas Secretary of State on the date hereof to the effect that the Company is authorized to transact business under the laws of Texas.

For purposes of the opinion expressed below, we have assumed, without verification, (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons and (iv) the genuineness of all signatures.  As to any factual matters, we have relied upon statements and representations (oral or written) of officers and other representatives of the Company and others and of public officials.

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON
LOS ANGELES   MIAMI   NEW YORK   NORFOLK   RICHMOND   SAN FRANCISCO   THE WOODLANDS   TYSONS   WASHINGTON, DC
www.HuntonAK.com

South Plains Financial, Inc.
May 22, 2019

We do not purport to express an opinion on any laws other than the laws of the State of Texas.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP